(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Variable Products Trust

We consent to the use of our report dated February 15, 2013, incorporated herein by reference, for ING International Value Portfolio, ING MidCap Opportunities Portfolio, and ING SmallCap Opportunities Portfolio, each a series of ING Variable Products Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

April 26, 2013